PREFERRED STOCK PURCHASE AGREEMENT

THIS PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is entered into affective as of the 12th day of February, 2020 summarizes the basic terms and conditions by which the majority shareholder and preferred shareholder of Eco Innovation Group Inc. ["ECOX"] (hereinafter the "Sellers") and Julia Otey, and /or assigns (hereinafter the "Purchaser") agrees, subject to the contingencies described below.

RECITALS

Sellers agree to sell and Purchaser agrees to purchase from Sellers:

30,000,000 shares of ECOX preferred stock, 15M of which is owned by Heritage Funding Inc. and 15M owned by John English in exchange for the sum of Fifty U.S. Dollars each.

J. English

John English

Joel Tolchin, President
Heritage Funding, Inc.

Julia Otey